14.2

Code of Business Conduct and Ethics.

CHAMPION INDUSTRIES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

I. OVERVIEW

Champion Industries, Inc.’s Code of Business Conduct and Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of Champion Industries, Inc. and all of its wholly-owned subsidiaries (referred to in this Code as the “Company” or “Champion”). The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer also are covered by an additional code of ethics for senior financial officers.

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, we have established this Code. Our Code strives to deter wrongdoing and promote the following five objectives:

1.	Honest and ethical conduct, including handling of actual or apparent conflicts of interests;

2.	Full, fair, accurate, timely and transparent disclosure;

3.	Compliance with the applicable government and self-regulatory organization laws, rules and regulations;

4.	Prompt internal reporting of Code violations; and

5.	Accountability for compliance with the Code.

Below, we discuss situations that require application of our fundamental principles and promotion of our objectives. If there is a conflict between this Code and a specific procedure you should consult senior management for guidance.

ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

Each of the Company’s directors, officers and employees is expected to:

Understand. Champion expects you to understand the requirements of your position including Company expectations and governmental rules and regulations that apply to your position.

Comply. Champion expects you to comply with this Code and all applicable laws, rules and regulations.

Report. Champion expects you to report any violation of this Code of which you become aware.

Be Accountable. Champion holds you accountable for complying with the Code.

II.     PRINCIPLES

Accounting Policies

Champion and each of our subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of our Company.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct could subject the perpetrator to federal penalties, as well as punishment of up to and including termination of employment.

No director, officer or employee of the Company may directly or indirectly:

-	Make or cause to be made a materially false or misleading statement, or

-	Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (“SEC”).

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal and accounting requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult senior management.

Antitrust and Fair Competition Laws

The purpose of antitrust laws in the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection.

It is our policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company. You must understand and comply with the antitrust laws as they may bear upon your activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for the individual involved and for the Company. Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to the President. Any director, officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

Below are some scenarios that are prohibited and scenarios that could be prohibited for antitrust reasons. These scenarios are not an exhaustive list of all prohibited and possibly prohibited antitrust conduct. When in doubt about any situation, whether it is discussed below or not, you should consult with the President.

The following scenarios are prohibited for antitrust or anti-competition reasons:

-	Proposals or execution of any agreements or understanding — express or implied, formal or informal, written or oral — with any competitor regarding any aspect of competition between Champion and the competitor for sales to third parties.

-	Proposals or execution of any agreements or understanding with customers which restrict the price or other terms at which the customer may resell or lease any product to a third party.

-	Proposals or execution of any agreements or understanding with suppliers which restrict the price or other terms at which Champion may resell or lease any product or service to a third party.

     The following business arrangements could raise anti-competition or antitrust law issues. Before entering into them, you must consult with the President:

-	Exclusive arrangements for the purchase or sale of products or services.

-	Bundling of goods and services.

-	Technology licensing agreements that restrict the freedom of the licensee or licensor.

-	Agreements to add a Champion employee to another entity’s Board of Directors.

Bribery

You are strictly forbidden from offering, promising, or giving money, gifts, loans, rewards, favors or anything of value to any customer, governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, then it should be reported to your supervisor and the President immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Chief Financial Officer can provide guidance to you in this area.

Complying With Laws, Regulations, Policies And Procedures

All directors, officers and employees of Champion are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with Champion. Employees are responsible for talking to their manager or compliance officer to determine which laws, regulations and Champion policies apply to their position and what training is necessary to understand and comply with them.

Computer and Information Systems

For business purposes, officers and employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain permission from the accounting department to install any software on any Company computer or connect any personal laptop to the Company network. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for limited personal use of the Company’s telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail. All e-mails on Company equipment are subject to monitoring by the Company.

Conflicts Of Interest

All directors, officers and employees of Champion should be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with Champion’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of Champion. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for Champion objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with Champion, whether from a third party or from Champion. Conflicts of interest are prohibited as a matter of Champion policy. Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

Here are some examples of conflicts of interest:

Family Members. Actions of family members may create a conflict of interest. For example, gifts to family members by a customer or supplier of the Company are considered gifts to you and must be reported. Doing business for the Company with organizations where your family members are employed or which are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of the Code “family members” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

Gifts, Entertainment, Loans, or Other Favors. Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, you may accept gifts of a nominal value. Other than common business courtesies, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use Champion advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment. Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

1.	reduces work efficiency;

2.	interferes with your ability to act conscientiously in our best interest; or

3.	enables you to utilize our proprietary or confidential procedures, plans or techniques.

You must inform your supervisor of any outside employment, including the employer’s name and expected work hours.

Reporting Conflicts of Interest or Potential Conflicts of Interest. Employees should report any actual or potential conflict of interest involving themselves or others of which they become aware to their supervisor or a member of senior management. Officers should report any actual or potential conflict of interest involving yourself or others of which you become aware to the President or to the Chairman of the Board of Directors or to the Chairman of the Audit Committee of the Board of Directors.

Directors should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Chairman of the Board of Directors or the Chairman of the Audit Committee of the Board of Directors.

Corporate Opportunity

Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to Champion or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Directors, officers and employees owe a duty to Champion to advance Champion’s legitimate interests when the opportunity to do so arises.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by Champion or its suppliers or customers, except when disclosure is specifically authorized or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of Champion or harmful to Champion or its customers or employees if disclosed.

Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies may be illegal, and is prohibited whether legal or not. Each director, officer and employee is expected to deal fairly with Champion’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Insider Trading or Stock Tipping

Directors, officers and employees who are aware of material, nonpublic information (an “insider”) from or about the Company, are not permitted, directly or through family members or other persons or entities, to:

-	Buy or sell securities (or derivatives relating to such securities) of Champion (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b5-1), or

-	Pass on, tip or disclose material, nonpublic information to others outside the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline up to and including termination of employment; civil actions, including penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, including jail time.

Examples of information that could be material, non-public information if not publicly disclosed include:

-	Annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations.

-	Negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers.

-	An increase or decrease in dividends on the Company’s common stock.

-	Significant major regulatory changes.

-	Significant major management changes.

-	A substantial contract award or termination.

-	A threatened or recently filed major lawsuit or claim.

-	The gain or loss of a significant customer or supplier.

-	The filing of a bankruptcy petition by the Company or a significant subsidiary.

-	Information that is considered confidential.

-	Any other undisclosed information that could affect our stock price.

Another Company’s Securities. The same policy also applies to securities issued by another company if you have acquired material, nonpublic information relating to such company in the course of your employment or affiliation with Champion.

Trades Following Disclosure. When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to absorb the information.

Political Contributions

You shall refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by applicable federal, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted where allowed by federal, state, local or foreign election laws, rules and regulations.

You are encouraged to participate actively in the political process. We believe that individual participation is a continuing responsibility of those who live in a free state.

Prohibited Substances

The Company has policies prohibiting the use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one’s work duties, while on Company premises. We also prohibit the possession or use of alcoholic beverages, firearms, weapons or explosives on our property unless authorized by an Executive Officer of the Company. In addition, we prohibit you from reporting to work while under the influence of alcohol or illegal drugs.

Protection and Proper Use of Champion Assets

All directors, officers and employees should protect Champion’s assets and ensure their efficient use. All Champion assets should be used for legitimate business purposes.

Public Company Reporting and Public Communications

It is of critical importance that Champion’s filings with the Securities and Exchange Commission and its other public communications contain disclosures that are full, fair, accurate, timely and understandable. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s reports and documents filed with or submitted to the SEC and its other public communications meet this standard. Champion expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Champion’s public disclosure requirements.

Record Retention

We have detailed document retention policies to systematically establish retention periods for records created or received in the normal course of business. A record is information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc. Each corporate department and office is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with the established filing procedures, records retention schedules and procedures.

Before any destruction of any documents or records, you must consult the document retention procedures. You are required to review, follow and abide by the terms of this policy and related procedures. If the policy or procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the President must approve any document destruction.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. In addition, such destruction or alteration of documents may be punished by discipline up to and including termination of employment. Destruction or alteration of documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

III. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Reporting Illegal or Unethical Behavior

Employees who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their immediate supervisor or other superiors or an appropriate member of senior management. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the President of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the Audit Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law. Directors and officers should report any potential violations of this Code to the President, the Chairman of the Audit Committee of the Board of Directors or the Chairman of the Board of Directors.

Accounting Complaints

Champion’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors. Subject to its legal duties, the Audit Committee of the Board of Directors and the Board will treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee of the Board of Directors, or any director who is a member of the Audit Committee of the Board of Directors, at the principal executive offices of Champion. The Audit Committee has established the following procedures for handling complaints regarding accounting or auditing matters:

          Employee Complaint Procedures for Accounting and Auditing Matters

Any employee of Champion Industries, Inc. (the “Company”) or its subsidiaries may submit a good faith complaint regarding accounting or auditing matters to the Audit Committee of the Board of Directors (the “Audit Committee”) without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Employee Complaints

•	Employees with concerns regarding Accounting Matters may report their concerns to the President and Chief Operating Officer or the Audit Committee of the Company.

•	Employees may forward complaints on a confidential or anonymous basis to the Audit Committee through e- mail or regular mail to:

Philip E. Cline		Kirby J. Taylor
Chairman, Audit Committee		President and Chief
Operating Officer
Champion Industries, Inc.	or	Champion Industries, Inc.
P.O. Box 2968		P.O. Box 2968
Huntington, WV 25728-2968		Huntington, WV 25728-2968
e-mail:		e-mail:

•	Any employee complaints received by management of the Company shall be promptly forwarded to the Audit Committee.

Complaint Procedure

All mailed complaints shall be forwarded in a sealed envelope addressed either to the Chairman of the Audit Committee or the President and Chief Operating Officer, containing another envelope labeled with a legend such as: “To be opened by the Audit Committee only. Being submitted pursuant to the “whistleblower policy” adopted by the Audit Committee.” If an employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate.

Scope of Matters Covered by These Procedures

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	fraud or deliberate error in the recording and maintaining of financial records of the Company;

•	deficiencies in or noncompliance with the Company’s internal accounting controls;

•	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

•	deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

•	Upon receipt of a complaint, the Audit Committee will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

•	Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by legal counsel, Internal Audit or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

•	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

•	The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

•	The Audit Committee will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company’s document retention policy, but in all events for a period of not less than seven (7) years.

Non-Retaliation

Champion prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

IV.     AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors of Champion. Waivers of this Code may only be granted on the recommendation of the Board of Directors or a committee of the Board with specific delegated authority. Waivers with respect to executive officers or directors will be disclosed to shareholders as required by the Securities Exchange Act of 1934 and the rules thereunder and any applicable rules of self regulatory organizations.

V.     NONEXCLUSIVITY

This Code does not constitute a full or complete explanation of the laws applicable to the Company and its employees, nor does it contain all applicable policies and bases for discipline or discharge. This Code does not constitute a contract, of employment, or otherwise.

VI.     CONCLUSION

This Code is an attempt to point all of us at Champion in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. We must always ask:

Does it feel right?

Is this action ethical in every way?

Is this action in compliance with the law?

Could my actions create an appearance of impropriety?

Am I trying to fool anyone, including myself, about the propriety of this action?

We cannot expect perfection, but we do expect good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.

     The undersigned employee of Champion Industries, Inc. or subsidiary thereof acknowledges receipt, review and an understanding of the Champion Industries, Inc. Code of Business Conduct and Ethics.

Date	Signature